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                                                                                                                  Exhibit 12.1

                                                         Six Months
                                                           Ended
                                                          June 30,                       Year Ended December 31,

                                                            2001        2000         1999        1998        1997       1996
FIXED CHARGES:
Interest on deposits                                      414,095      735,087      440,826     443,833     378,813    351,084
Interest on borrowings                                    217,555      679,837      551,847     417,926     367,882    278,776
Minority interest expense (Trust preferred
  + REIT preferred)                                        29,074       44,293       15,393      12,528      11,677        274
Accretion of debt premium and issuance expense                  -            -            -       1,067         475        477
Portion of rent expense
  representative of interest                               25,598       29,583        5,487       3,525       2,627      2,086
Total Fixed Charges including deposit interest            686,322    1,488,800    1,013,553     878,879     761,474    632,697
Total Fixed Charges excluding deposit interest            272,227      753,713      572,727     435,046     382,661    281,613

Preferred Dividends                                             -            -            -       2,413      10,071     10,081

Total Fixed Charges & Preferred Stock Dividend
   including deposit interest                             686,322    1,488,800    1,013,553     881,292     771,545    642,778
   excluding deposit interest                             272,227      753,713      572,727     437,459     392,732    291,694


EARNINGS:
Income before taxes                                        49,194     (106,232)     268,614     211,206     169,862    137,887
Total fixed charges including deposit interest            686,322    1,488,800    1,013,553     878,879     761,474    632,697
Total earnings including deposit
  interest in fixed charges                               735,516    1,382,568    1,282,167   1,090,085     931,336    770,584

Income before taxes                                        49,194     (106,232)     268,614     211,206     169,862    137,887
Total fixed charges excluding deposit interest            272,227      753,713      572,727     435,046     382,661    281,613
Total earnings excluding deposit
  interest in fixed charges                               321,421      647,481      841,341     646,252     552,523    419,500


RATIOS OR DEFICIENCY:
Earnings/fixed charges (1)
Including interest on deposits                               1.07    deficiency        1.27        1.24        1.22       1.22
Excluding interest on deposits                               1.18    deficiency        1.47        1.49        1.44       1.49

Deficiency in earnings to fixed charges
  including deposit                                           N/A      106,232          N/A         N/A         N/A        N/A
Deficiency in earnings to fixed charges
  excluding deposits                                          N/A      106,232          N/A         N/A         N/A        N/A

Earnings/fixed charges & pfd divs
Including interest on deposits                               1.07    deficiency        1.27        1.24        1.21       1.20
Excluding interest on deposits                               1.18    deficiency        1.47        1.48        1.41       1.44

Deficiency in earnings to fixed chrgs
  & prfd including deposits                                   N/A      106,232          N/A         N/A         N/A        N/A
Deficiency in earnings to fixed chrgs
  & prfd excluding deposits                                   N/A      106,232          N/A         N/A         N/A        N/A



Details of Interest Expense and Fixed Charges Components:
Rent Expense                                               41,263       51,995       16,460       9,723       4,437      3,209
less Sale-leaseback rent                                   13,575       13,575            -           -           -          -
                                                           27,688       38,420       16,460       9,723       4,437      3,209
1/3 rent of expense                                         9,229       12,807        5,487       3,241       1,479      1,070
+ sale-leaseback interest                                  16,369       16,777            -           -           -          -
                                                           25,598       29,583        5,487       3,241       1,479      1,070

(1) Ratio of Earnings/Fixed Charges and Earnings/Fixed Charges & Preferred Dividends are the same for 6/30/01, 2000, and 1999 as the preferred shares were eliminated in 1998
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